Exhibit 99.1

FOR IMMEDIATE RELEASE	NR15-20

DYNEGY REPORTS RESULTS FROM THE 2017/2018 PJM TRANSITION AUCTION

HOUSTON (September 10, 2015) — Dynegy Inc. (NYSE: DYN) today reported its results from the PJM transition auction for the 2017/2018 delivery year. The transition auction cleared at $151.50 per megawatt-day. Dynegy cleared and converted 6,508 MW from the existing base product to the Capacity Performance (CP) product including 471 MW to be imported into PJM from the Company’s IPH segment assets located in MISO.  Based on the transition auction clearing price and the remaining base capacity product, PJM Capacity revenues for planning year 2017/2018 total $534 million representing an increase of $75 million over the previously cleared volumes.

PJM has now concluded the transition auctions for planning years 2016/2017 and 2017/2018 and the capacity auction for planning year 2018/2019. For the three upcoming planning years, Dynegy cleared volumes in these PJM auctions that will provide capacity revenues in excess of $1.6 billion before consideration of potential performance bonuses or penalties.

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ABOUT DYNEGY

We are committed to leadership in the electricity sector. With nearly 26,000 megawatts of power generation capacity and two retail electricity companies, Dynegy is capable of supplying 21 million homes with safe, reliable and economic energy. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois, Ohio, and Pennsylvania.

FORWARD LOOKING STATEMENTS

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” particularly those statements concerning the importing of MWs from the Company’s IPH segment assets into PJM and the expected capacity revenues prior to potential performance bonuses or penalties. These statements are based on the current expectations of Dynegy’s management discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2014 Form 10-K and subsequent Form 10-Qs. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by the following, among other things, (i) Dynegy’s ability to import the expected number of MWs into PJM; (ii) Dynegy’s ability to provide the expected amount of capacity revenues prior to performance bonuses or penalties; (iii) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (iv) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Contacts:	Media: Micah Hirschfield, 713.767.5800
Analysts: Rodney McMahan, 713.507.6466